Exhibit 10.1

SEPARATION AGREEMENT WITH RELEASE OF ALL CLAIMS

This Separation Agreement (the “Agreement”) is made this 15TH day of May, 2002, effective as of the 5th day of April, 2002, by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Employer”) and Joseph A. Lashinger, Jr. (“Executive”).

BACKGROUND

A.            Executive has been employed by Employer for approximately the past five years and, most recently, as a Vice President and General Counsel.  No employment agreement has ever been entered into between Employer and Executive.

B.            The parties hereto have determined that it is in their mutual best interests to terminate the employment relationship between Executive and Employer, all as more specifically set forth herein.

C.            Although there exists no written or other confidentiality agreement between Executive and Employer, Executive acknowledges that, as General Counsel and a Vice President of Employer, Executive received information of both a confidential and legally privileged character and acknowledges his common law fiduciary duty and obligation to maintain confidential certain information communicated to or received by him.

NOW, THEREFORE, in consideration of the foregoing preambles, the mutual covenants and agreements set forth below, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Employment Termination. The parties hereto mutually agree that Executive’s employment with Employer is terminated effective April 5, 2002.  Thereafter any relationship between the parties shall be governed solely by this Agreement.

2.             Resignation of Executive.  Executive hereby resigns, effective as of the close of business on the April 5, 2002, from any and all positions he held as employee, officer and/or director of Employer and any of Employer’s subsidiaries and affiliates (the “Affiliates”); provided, however, that Executive shall continue any regulatory positions or designations necessary to maintain Employer’s and Affiliates’ existing licenses until a successor has been named and qualified, but not later than May 31, 2002.  Employer accepts the resignation of Executive effective as of April 5, 2002 and releases him of all responsibility associated with his position except as otherwise specifically provided herein.

3.             Compensation and Services.

3.1           Severance Payment.  Employer will pay Executive, as a severance payment, the sum of $230,000 (less normal withholdings) payable by direct deposit on May 24, 2002.

3.2           Bonus Payment.  Employer will pay Executive, as a payment for any and all earned bonuses for the period July 1, 2001 through April 5, 2002, the sum of $75,000 (less normal withholdings) which bonus shall be paid by direct deposit on May 24, 2002.

3.3           Benefits.  Employer will continue providing to Employee, at Employer’s cost, those benefits made available to Executive as of April 5, 2002 for the one year period ending April 4, 2003.

3.4           Options.  The Chairman and President of Employer will request the Compensation Committee of Employer to take such action as is necessary to vest 11,250 of Executive’s existing unvested options to purchase shares of Employer’s stock as follows:  1,250 shares on 8/6/02 ($6.438 stock price), 3,750 shares on 1/4/03 ($10.313 strike price), 2500 shares on 1/4/03 ($6.875 strike price) and 3,750 shares on 2/8/03 ($8.125 strike price); provided, however, the vested options shall not be exercised prior to the date that they would have otherwise been vested provided that the vested options shall be subject to forfeiture upon the occurrence of a material breach by Executive of his obligations under this Agreement on or before December 31, 2002.  Such forfeiture provision shall terminate upon a change in control of Employer.  Employer will use commercially reasonable efforts to permit Executive to exercise his stock options for Employer’s stock until the latest possible date permitted by Employers Amended and Restated 1994 Stock Option Plan, but shall not be required to amend such Stock Option Plan.

3.5           Lockup.  Employer will use reasonable commercial efforts to promptly obtain an agreement from Merrill Lynch to terminate the “lockup” applying to shares of Common Stock of Employer owned by Executive.

3.6           Life Insurance.  Employer will take such action as is necessary to transfer to Executive the ownership of a $300,000 life insurance policy on the life of Executive on and as of April 4, 2003.

3.7           Vesting.  Employer confirms that Executive is 100% vested under his 401(k) account and non-qualified deferred compensation plans.

3.8           Availability.  Executive will be generally available (subject to his other business and personal commitments) to provide transition in the legal/government relations/compliance functions of Employer until December 31, 2002.

3.9           No Other Compensation.  Other than as specifically set forth in this Agreement, Executive shall not be eligible for any other compensation for services rendered prior to April 6, 2002, including, without limitation, bonus or other incentive compensation, related to his employment with Employer; provided, however, Executive shall be reimbursed in the normal course for all reasonable business-related expenses incurred by him in accordance with Employer’s policies on or before April 5, 2002 and submitted to the Employer for reimbursement on or before May 15, 2002.

4              Covenants.

4.1           The parties will cooperate with each other in terminating or transferring any licenses presently held by Executive (other than his license to practice law), which were issued in connection with his employment with Employer.

4.2           To the extent permitted pursuant to the Pennsylvania Business Corporation Law of 1988, as amended, and the Bylaws of Employer, Executive shall be defended and indemnified with respect to acts or omissions of Executive as an employee, agent or officer of Employer occurring on or prior to April 5, 2002.

4.3           Executive authorizes Employer to open all mail received by Employer addressed to Executive as an officer or employee of Employer.  All other mail will be forwarded, unopened, to Executive and, if it pertains to the business of Employer, will be promptly returned by Executive to Employer.

4.4           Executive agrees to execute and deliver such instruments and documents in his capacity as a registered person with any regulatory agency required to be filed by Employer until his successor has been duly qualified, so long as such documents are in form and substance reasonably satisfactory to Executive.

5.             Confidentiality/Non-Disclosure Covenant of Executive.

5.1           Confidentiality.  Executive hereby acknowledges that throughout his employment, and during his engagement as a consultant, by Employer and the Affiliates, as applicable, he has had, and may have, access to, obtained, or developed certain confidential or legally privileged information (including but not limited to trade secrets, methods and practices, financial information, information technology systems, technical and research data, new product development information, pricing information, and business and marketing plans, lobbying activities, legal strategies and compliance matters) of each of the Employer, and that such information constitutes valuable, special and unique property of Employer and the Affiliates. Executive agrees that he shall hold inviolate and keep secret all such confidential or legally privileged information and will not, for any reason or purpose whatsoever, hereafter disclose to any party or in any manner use or permit to be used, any of such confidential or legally privileged information.

5.2           Exception.  Notwithstanding anything to the contrary in this Section 5, Executive may divulge any information required by law to be divulged by him to any government commission, agency or other regulatory body or pursuant to a subpoena; provided, however, that, unless it is not feasible under the circumstances, prior to divulging any such information, Executive shall advise the Chairman of the Compliance Committee of Employer or Employer’s General Counsel that a request has been made and cooperate with Employer, if requested, in Employer’s efforts to seek protective relief against the divulgence of any such information.  In any event, unless prohibited by law, Executive will keep Employer fully advised of any contacts from any such government agency, commission or regulatory body, and any information given by him to the same.

5.3           No Removal.  Executive represents and warrants that he has not removed from the premises of Employer any information or documents, in any form (including, but not limited to, electronic format) or any files pertaining to Employer’s business and operations or any personal information (including, but not limited to, personal tax returns of officers and directors of Employer) furnished to Executive, as General Counsel and compliance officer of Employer, by any employee or director of Employer, and that the only items he has removed are personal to Executive or copies of documents which are publicly available.

6.             Disparaging Remarks. From the date hereof and forever after, the Executive on one hand, and the Employer and its respective officers, directors, employees and agents on the other hand, agree that neither shall make disparaging remarks about the other to any person or entity.  If asked for a reference for Executive, Employer agrees to reply in substantially the form of Exhibit A, attached hereto and made a part hereof.

7.             Remedies.

7.1           Breaches by Executive.

7.1.1        Equitable Relief.  Executive acknowledges that the material provisions of this Agreement are of crucial importance to Employer and that any damage caused by the breach of Sections 5, 6 or 9 of this Agreement would result in irreparable harm to the business of Employer for which money damages alone would not be adequate compensation. Accordingly, Executive agrees that if he violates Sections 5, 6 or 9 of this Agreement, Employer shall be entitled to, in addition to any other rights or remedies of Employer available at law: (i) equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction; and (ii) hold Executive liable to Employer for all costs and expenses to Employer resulting from such breach (including, without limitation, reasonable attorneys’ fees and expenses in dealing with this breach and/or any suits or actions with regard thereto).

7.1.2        Damages.  In the event Executive commits a material breach of his representations, warranties or duties and obligations hereunder, in addition to the equitable relief provided for in Section 7.1.1 above, Employer shall be released from performing any of its executory obligations hereunder and Executive shall return to Employer amounts paid to him under Section 3 hereof, including but not limited to the net after tax proceeds of the sale of Employer stock pursuant to the exercise of options pursuant to Section 3.4 above.

7.2           Breaches by Employer

7.2.1        Equitable Relief.  Employer acknowledges that the material provisions of this Agreement are of crucial importance to Executive and that any damage caused by the breach of Sections 6 or 9 of this Agreement would result in irreparable harm to the reputation of Executive for which money damages alone would not be adequate compensation.  Accordingly, Employer agrees that if it violates Section 6 or 9 of this Agreement, Executive shall be entitled to, in addition to any other rights or remedies of Executive available at law:  (i) equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction; and (ii) hold Employer liable to Executive for all costs and expenses to Executive resulting from such breach (including, without limitation, reasonable attorneys’ fees and expenses in dealing with this breach and/or any suits or actions with regard thereto).

7.2.2        Damages.  In the event Employer commits a material breach of its representations, warranties or duties and obligations hereunder, in addition to the equitable relief provided for in Section 7.2.1 above, Executive shall be released from performing any of its executory obligations hereunder.

8.             No Wrongdoing. By entering into this Agreement, neither Employer nor Executive asserts or admits any wrongdoing.

9.             Confidentiality of this Agreement.  This Agreement and its terms and conditions shall remain confidential to the parties and the parties shall not disclose the fact of and contents, terms, and conditions of this Agreement except to their personal or financial representatives who shall similarly keep confidential the fact of and contents, terms, and conditions of this Agreement or as such disclosure may be required pursuant to applicable laws, rules or regulations.

10.           Release. Executive and Employer hereby release, acquit, and discharge each and the other, and each and all of his and its agents, employees, officers, directors, and shareholders, and each and all of his and its predecessors, heirs, successors, and assigns (as applicable) from and against all claims, actions, and causes of action (collectively the “claims”), of every kind, nature, and description, whenever they arose, whether known or unknown, asserted or unasserted, arising out of or related to Executive’s employment and the termination thereof (except any obligations arising hereunder), including, but not limited to, all claims for damages, wages, bonuses, monies, expenses, severance pay, vacation pay, fringe benefits, emotional distress, loss of consortium, or any other monies or accountings including, but not limited to, compensatory damages, punitive damages, exemplary damages, liquidated damages, pain and suffering, back pay, front pay, costs and attorneys’ fees, arising under any federal, state, and local laws and statutes, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act, any federal, state, and local handicap or disability act, statute or regulation, the Americans with Disabilities Act, any federal, state, and local civil rights and/or human relations acts, the Fair Labor Standards Act, federal, state, and local wage and hour and wage payment acts, the Family and Medical Leave Act, health, medical, or fringe benefit related laws, the National Labor Relations Act, Employee Retirement Income Security Act, any express or implied public policy of the United States or any state, county, or locality, the common law, express or implied contracts, actions in tort, or wrongful discharge or breach of contract or breach of covenant of good faith and fair dealing, case decisions, or any other source whatsoever.

11.           Review and Consideration Period. Executive acknowledges that he has been instructed to and has had the opportunity to review this Agreement with an attorney and/or any person of his choosing before signing it. Executive further acknowledges that he has had twenty-one days to consider this Agreement. By executing this Agreement, Executive acknowledges that, as of the date of execution, he has either considered the Agreement for twenty-one days, or has, on the advice of counsel, waived the twenty-one day consideration period.

12.           Revocation Right. Executive shall have seven days after signing this Agreement to revoke it. This Agreement shall not be effective nor will any consideration be provided until after the revocation period has passed. A revocation of this Agreement shall be written and shall not be effective unless actually received by the Chairman or President of Employer on or before the 7th day after this Agreement has been signed.

13.           Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and addressed to the intended recipient as set forth below. Any party hereto may give any notice, request, demand, claim or other communication hereunder by registered or certified mail, return receipt requested, or delivery by any courier service (including, without limitation, Federal Express) that requires a return receipt or signature for delivery, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

If to Executive:	Joseph A. Lashinger, Jr.
115 Spyglass Drive
Blue Bell Country Club
Blue Bell, PA 19422

If to Employer:	Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
Attention: Kevin DeSanctis

14.           Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement, including, without limitation the remedies set forth in Section 7 hereof, is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to and not in derogation of any other remedy or right given hereunder or now or hereafter existing at law or in equity, including, without limitation, any remedies conferred upon either party by virtue of their prior employment relationship.  No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by any either party from time to time and as often as may be deemed expedient or necessary by the party in its sole discretion.

15.           Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be; provided, however, that if the modification or restriction of some provision of this Agreement deprives any party hereto of the substantial benefit of his or its bargain as set forth herein, then such modification or restriction shall be deemed ineffective.

16.           Governing Law.  Executive and the Employer agree that the terms of this Agreement shall be interpreted under and consistent with the laws of the Commonwealth of Pennsylvania.  In any legal proceeding, involving directly or indirectly, any matter arising out of or related to this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania and agrees not to raise any objection to such jurisdiction or to the laying or maintaining of the venue of any such proceeding, and service of process in any such proceeding may be duly effected by mailing a copy thereof, by registered mail, postage prepaid, or by hand delivery or by a nationally recognized overnight delivery service to each party thereto.

17.           Contents of Agreement; Amendment and Assignment; Successors and Assigns. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, covenants, and understandings, inducements or conditions pertaining thereto, express or implied, oral or written, and cannot be modified, altered, supplemented, terminated or amended except by a writing signed by the parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, assigns and affiliates of the parties hereto.

IN WITNESS WHEREOF, the parties hereto execute this Separation Agreement With Release Of All Claims as of the day and year first above set forth.

/s/ Joseph A Lashinger, Jr.		Dated: May 15, 2002
Joseph A. Lashinger, Jr.

PENN NATIONAL GAMING, INC.

By:	/s/ Kevin DeSanctis	Dated: May 15, 2002
Kevin DeSanctis, President

EXHIBIT “A”

Dear                      :

I am pleased to respond to your request for information concerning our former Vice-President and General Counsel, Joseph A. Lashinger, Jr.

As you are probably aware, Joe left Penn National on April 5, 2002 after having served the Company for nearly six years to pursue other opportunities.

While at Penn National, Joe served as a valuable member of our executive team as chief legal advisor and provided leadership in government and regulatory affairs.

Joe’s compensation during his final year at Penn National included a base salary of $230,000 per annum, a cash bonus and a grant of stock options.

I hope this information is of assistance.

Very truly yours,

/s/ Kevin DeSanctis
Kevin DeSanctis
President